Exhibit 10.1

MARKETING, DEVELOPMENT AND SETTLEMENT AGREEMENT

This Marketing, Development and Settlement Agreement (the “Agreement”) is made as of April 7, 2005, (the “Effective Date”) by and between Gateway, Inc., a Delaware corporation with its principal place of business at 7565 Irvine Center Drive, Irvine, CA 92618 (“Gateway”) and Microsoft Corporation, a Washington corporation with its principal place of business at One Microsoft Way, Redmond, WA 98052 (“Microsoft”).

RECITALS

WHEREAS, Gateway and Microsoft have had a substantial business relationship for many years;

WHEREAS, the parties believe that additional cooperative marketing and development efforts will be to their mutual benefit;

WHEREAS, the parties also have been engaged in discussions regarding past disputes between them arising from alleged acts of retaliatory price discrimination against Gateway as set forth in United States v. Microsoft, 84 F. Supp. 2d 9 (D.D.C. 1999) as well as other antitrust, unfair competition and related legal claims, and wish to resolve all such matters, and;

WHEREAS, the parties desire that this Agreement help effect the goals stated above.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

AGREEMENT

1. Definitions.

1.1 “Effective Date” shall have the meaning given such term in the first paragraph of this Agreement.

1.2 “Gateway Products” shall mean Gateway computers and other Gateway devices that are able to run a licensed version of a Microsoft operating system (including mobile, embedded, client, and server) and which are distributed or marketed under any of Gateway’s trademarks, including eMachines.

1.3 “General Fund” means all of the funds described in Section 2.

1.4 “Longhorn Client” shall mean the next version of Microsoft’s client operating system (i.e., the successor to Windows XP).

1.5 “Longhorn Wave Fund” shall have the meaning set forth in Section 3.3.

1.6 “Office 12” means the next version of Microsoft’s desktop productivity suite (i.e., the successor to Office 2003).

1.7 “Settlement Release” means the general settlement release attached hereto as Exhibit A.

2. Payments.

Subject to the terms and conditions of this Agreement, Microsoft shall pay Gateway the following amounts under this Agreement, according to the following schedule:

Payment Date	Payment Amount
Within 10 days after Effective Date	$10,500,000
June 30, 2005	$10,000,000
September 30, 2005	$10,000,000
December 31, 2005	$10,000,000
March 31, 2006	$8,625,000
June 30, 2006	$8,625,000
September 30, 2006	$8,625,000
December 31, 2006	$8,625,000
March 31, 2007	$8,625,000
June 30, 2007	$8,625,000
September 30, 2007	$8,625,000
December 31, 2007	$8,625,000
March 31, 2008	$8,625,000
June 30, 2008	$8,625,000
September 30, 2008	$8,625,000
December 31, 2008	$8,625,000

Microsoft shall make the payments described in this Section 2 by wire transfer to the following account unless notified by Gateway in writing during the term of this Agreement that such account information has changed:

Gateway, Inc.

c/o Bank of America

1850 Gateway Blvd.

Concord, CA 94520

Account # 12338-35315

ABA # 121000358

Swift: BOFAUS6S

If a payment date set forth above falls on a federal or state holiday or weekend, Microsoft shall cause the wire transfer to occur on the next business day.

3. Marketing and Development Funds and Activities.

3.1 General Restriction. Nothing in this Agreement in any way precludes Gateway from supporting, developing, distributing, promoting, using, selling, or licensing any non-Microsoft software products or any product or service that distributes or promotes any non-Microsoft software; however, the parties understand and agree that the General Fund and Longhorn Wave Fund may only be used to fund Gateway initiatives as more fully described below which are designed to promote Gateway Products.

3.2 Funding of Strategic Initiatives.

(a) Subject to the restriction described in Section 3.3, Gateway shall apply the General Fund toward marketing initiatives for Gateway Products during the term of the Agreement in support of the following:

(i)	Advertisements

•	print

•	television

•	Internet

•	direct mail

(ii)	Point of sale

•	displays

•	marketing collateral

(iii)	Broadcast

•	television

•	radio

•	infomercials

(iv)	Sales training

(v)	Large format/outdoor advertising

(vi)	Marketing headcount

(vii)	Consulting, manufacturing and operational support for sale of Gateway Products

(b) Gateway also may apply the General Fund toward research, development, and testing of new Gateway Products. Gateway reserves the right to determine in its sole discretion how the General Fund is allocated among the various activities described above in Sections 3.2(a) and (b).

3.3 Funding of Longhorn Wave Launch Marketing Activities. Notwithstanding Sections 3.2(a) and 3.2(b), Gateway shall apply $7,000,000 of the General Fund (the “Longhorn Wave Fund”) toward the following Microsoft product launch activities:

(a) Longhorn Client and Windows Media Center. Gateway shall spend Six Million Dollars ($6,000,000) of the Longhorn Wave Fund on the following activities designed to generate demand for Gateway Products running Longhorn Client and/or the next version of the Microsoft Windows Media Center Edition: (a) development and distribution/publication of advertisement (print, television, Internet, and direct mail); (b) development and distribution of retail point of sale displays and sales collateral; and (c) other external-customer-focused marketing activities. Such advertisement, point of sale material, and sales collateral shall prominently feature Longhorn Client. Such funds shall be spent during the period beginning two (2) months before and six (6) months after the date that Longhorn Client is commercially available to Gateway for distribution to its customers. If Gateway fails to expend all of the Longhorn Wave Funds within the time period set forth in the preceding sentence, Gateway shall make commercially reasonable efforts to spend such funds as soon as practicable after the commercial availability date of such Microsoft products until such time as the funds have been fully expended.

(b) Office 12. Gateway shall spend One Million Dollars ($1,000,000) of the Longhorn Wave Fund on the following activities designed to generate demand for Gateway Products running Office 12: (a) development and distribution/publication of advertisement (print, television, Internet, and e-mail) and other promotional activities; and (b) development and distribution of retail point of sale displays and sales collateral; and (c) other external-customer-

focused marketing activities. Such advertisement, point of sale material, and sales collateral shall prominently feature Office 12. Such funds shall be spent during the period beginning two (2) months before and six (6) months after the date that Office 12 is commercially available to Gateway for distribution to its customers. If Gateway fails to expend all of the Longhorn Wave Funds within the time period set forth in the preceding sentence, Gateway shall make commercially reasonable efforts to spend such funds as soon as practicable after the commercial availability date of Office 12 until such time as the funds have been fully expended.

4. Cooperation. Each of the parties agrees to appoint project managers to work together during the term of this Agreement. The initial project manager for Gateway shall be a senior employee responsible for Strategic Partnerships and the initial project manager for Microsoft shall be a Microsoft OEM account manager. The parties may replace their project managers at any time by providing written notice to the other party. The Gateway project manager shall produce a marketing plan and budget covering the amounts subject to the activities described in Section 3 which relate to devices running Microsoft operating systems on at least an annual basis and share it with the Microsoft project manager. In addition, the project managers shall meet or hold telephone conferences in the regular course of business during the term of the Agreement to discuss the status of Gateway initiatives being undertaken pursuant to Section 3 which relate to devices running Microsoft operating systems. For purposes of clarification, Microsoft’s approval shall not be required for any initiatives undertaken pursuant to Section 3. Gateway reserves the right to allocate in its sole discretion the General Fund and Longhorn Wave Fund as allowed under Section 3.

5. Settlement Release. The parties expressly agree to the Settlement Release attached hereto as Exhibit A and hereby incorporate it into this Agreement.

6. Publicity. Neither Microsoft nor Gateway shall issue any press release or make any other public statements relating to this Agreement, its subject matter or terms, or such party’s relationship with the other in regard to this Agreement, without obtaining the other party’s prior written approval except as provided in Section 7 below.

7. Confidential Information. The terms and conditions of this Agreement and all confidential information provided in connection therewith shall be treated as confidential information under the Microsoft Corporation Non-Disclosure Agreement (OEM Standard Reciprocal Version 4.0) between Gateway and Microsoft (the “NDA”). In the event either party is required by law, regulation or a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body having proper jurisdiction, to disclose any of the Confidential Information disclosed by the other party, the party subject to disclosure will promptly notify the other party in writing of the existence, terms and circumstances surrounding such required disclosure so that the other party may seek a protective order or other appropriate remedy from the proper authority. The party subject to disclosure agrees to cooperate with the other party in seeking such order or other remedy. The party subject to disclosure further agrees that if it is required to disclose Confidential Information of the other party, it will furnish only that portion of the Confidential Information that is legally required to be furnished and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information. Notwithstanding the foregoing, either party may disclose this Agreement or confidential information relating thereto if, upon advice of counsel, such disclosure is required by law, court order, any securities exchange on which securities of either party are listed, or by any government or regulatory body; the parties shall make reasonable efforts to inform the other party in the event of such disclosures.

8. Term and Termination.

8.1 Term. This Agreement will become effective immediately upon the Effective Date and shall remain effective for a period of four (4) years following such date (the “Term”).

8.2 Termination. Neither party may terminate this Agreement for any reason. Sections 5, 6, 7, 8.2, 9 and the Settlement Release will survive expiration of the Agreement.

9. Miscellaneous.

9.1 Notices. All notices, authorizations, and requests in connection with this Agreement shall be addressed as follows:

If to Microsoft:

Vice President, OEM

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Phone (425) 882-8080

Fax (425) 936-7329

with a copy to

General Counsel

Legal and Corporate Affairs

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Fax (425) 936-7329

If to Gateway:

VP, Strategic Partnerships

Gateway, Inc.

7565 Irvine Center Drive

Irvine, CA 92618

Phone

Fax (949) 471-7020

with a copy to

Michael Tyler, Esq.

Gateway, Inc.

7565 Irvine Center Drive

Irvine, CA 92618

Phone

Fax (949) 471-7020

and shall be deemed received (a) five (5) business days after they are deposited in the U.S.A. mails, postage prepaid, certified or registered, return receipt requested, or (b) two (2) days after they are sent by overnight air express courier, charges prepaid.

9.2 Independent Parties. Nothing in this Agreement will be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the parties, or a franchise relationship between the parties, and the parties acknowledge that no other facts or circumstances exist that would create any such relationship.

9.3 Governing Law; Venue; Attorneys’ Fees. This Agreement will be governed by the laws of the State of New York (excluding those regarding conflicts of law). Exclusive venue for any action hereunder will lie in the state or federal courts located in Borough of Manhattan, New York City, New York. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the primarily prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

9.4 Taxes. The amounts to be paid and credited by Microsoft to Gateway under this Agreement do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement. Microsoft is not liable for any of taxes that Gateway is legally obligated to pay which are incurred or arise in connection with or related to the transactions, payments, and credit memos issued under this Agreement, and all such taxes (including without limitation, income taxes, withholding taxes, value added, franchise, gross receipt, sales, use, property or similar taxes, duties, levies, fees, excises or tariffs incurred in connection with or related to the distribution of products) will be the financial responsibility of Gateway. Gateway agrees to defend Microsoft from any taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to such taxes in accordance with this Section.

9.5 Assignment. This Agreement will be binding upon and inure to the benefit of each party’s respective subsidiaries, affiliates, successors and lawful assigns; provided, however, that except as provided herein neither party may assign this Agreement, in whole or in part, without the prior written approval of the other party. Notwithstanding the following, if either party is subject to a merger, change of control of more than thirty percent (30%) of its voting securities, or a sale of all or substantially all of a party’s assets, no prior written approval shall be required. For purposes of this Agreement, an internal corporate reorganization is not deemed an assignment. Any attempted assignment in violation of this Section shall be void and of no effect.

9.6 Entire Agreement. This Agreement does not constitute an offer by either party and it will not be effective until signed by both parties. The parties agree that this Agreement, together with the Settlement Release and a related agreement concerning the payment of attorney’s fees in the amount of $6,000,000 constitutes the entire agreement between the parties with respect to the subject matter hereof and merge all prior and contemporaneous written and verbal communications. This Agreement may not be modified except by a similar written agreement intended by the parties to modify and amend this Agreement and which is subsequent to the Effective Date and signed on behalf of Gateway and Microsoft by their respective duly authorized representatives. Nothing in this Agreement is to be deemed to amend or supersede the terms of any other agreement between Gateway and Microsoft or any of its affiliates or suppliers. This Agreement is not a license for any Microsoft product, nor does it grant Gateway any rights to use any trademarks or copyrights owned or licensed by Microsoft or Microsoft Affiliates.

9.7 Severability. If any provision of the Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of the Agreement shall remain and be enforceable according to its terms unless such term is found to be material in which case, the entire Agreement shall be deemed invalid and unenforceable. The parties hereby agree that Section 2 and Exhibit A (Settlement Release), and each and every provision of Section 2 and Exhibit A (Settlement Release), are material terms of this Agreement.

9.8 Headings. The Section headings used in this Agreement are intended for convenience only and will not be deemed to supersede or modify any provisions.

9.9 Counterparts. This agreement may be executed in counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the Effective Date.

MICROSOFT CORPORATION		GATEWAY, INC.

By:	/s/ Steven A. Ballmer	By:	/s/ Wayne Inouye
Name:	Steven A. Ballmer	Name:	Wayne Inouye
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

SETTLEMENT RELEASE

a) Gateway hereby releases and discharges Microsoft, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Microsoft, of and from any and all claims, counterclaims, actions, causes of action, suits, rights, debts, obligations, damages, liabilities and demands that Gateway ever had or has as of the date of this Agreement in law or in equity, known or unknown, asserted or unasserted, of any kind whatsoever, including without limitation any claim based on, related to or arising out of any conduct at issue in United States v. Microsoft, 84 F. Supp. 2d 9 (D.D.C. 1999), including specifically any allegation of retaliatory price discrimination; or any antitrust, unfair competition, contract or other claims of any kind; except for the Gateway Excluded Claims defined below. This Release does not include claims by Gateway relating to Microsoft’s conduct, acts or omissions that take place after the date of this Agreement. However, Gateway hereby expressly and irrevocably waives and releases any and all claims relating to Microsoft’s conduct, acts or omissions that occurred on or prior to the date of this Agreement.

b) The “Gateway Excluded Claims” shall mean (1) all rights or claims to contribution or indemnification that Gateway may have against Microsoft arising out of the assertion against Gateway by third parties of claims for violation of any laws protecting intellectual property because of Gateway’s shipment of products that include licensed Microsoft software, including without limitation claims for patent infringement; and (2) claims for amounts due Gateway pursuant to the terms of any contracts in force between Microsoft and Gateway as of the Effective Date of this Agreement.

c) Microsoft hereby releases and discharges Gateway, and all present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of Gateway, of and from any and all claims, counterclaims, actions, causes of action, suits, rights, debts, obligations, damages, liabilities and demands that Microsoft ever had or has as of the date of this Agreement in law or in equity, known or unknown, asserted or unasserted, of any kind whatsoever, except for the Microsoft Excluded Claims defined below. This Release does not include claims by Microsoft relating to Gateway’s conduct, acts or omissions that take place after the date of this Agreement. However, Microsoft hereby expressly and irrevocably waives and releases any and all claims relating to Gateway’s conduct, acts or omissions that occurred on or prior to the date of this Agreement.

d) The “Microsoft Excluded Claims” shall mean all claims for amounts due Microsoft pursuant to the terms of any contracts between Microsoft and Gateway in force as of the Effective Date of this Agreement.

e) Without limiting the generality of the foregoing, each Party expressly waives any and all defenses, rights and benefits that it might otherwise have in relation to this release under or by virtue of the provisions of Section 1542 of the Civil Code of the State of California or any other similar provision of the statutory or common law of any other state or of the United States. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.